Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
(Full text available on PR Newswire)	Phone:	717-371-2379

Fulton Financial Corporation completes acquisition

of First Washington FinancialCorp

(January 3) — Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) completed its acquisition of First Washington FinancialCorp (Nasdaq: FWFC), based in Windsor, New Jersey, on December 31, 2004. First Washington FinancialCorp’s sole banking subsidiary, First Washington State Bank, also based in Windsor, will now operate as a separate subsidiary of Fulton Financial Corporation.

First Washington shareholders approved the merger at a special meeting on November 5. Final regulatory approvals were received in November. Under the terms of the definitive merger agreement, First Washington shareholders will receive 1.35 shares of Fulton Financial common stock for each share of First Washington FinancialCorp common stock. Based on the $23.31 per share closing price of Fulton Financial stock on December 31, 2004, the transaction is valued at approximately $148 million.

First Washington State Bank, with approximately $486 million in assets, operates sixteen community banking offices in Mercer, Monmouth and Ocean Counties in New Jersey.

Page 2 . . . Fulton Financial completes acquisition of First Washington

Fulton Financial Corporation now has assets of approximately $11.1 billion and operates 224 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.

In addition to First Washington State Bank, Fulton Financial operates twelve other banking affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ, Premier Bank, Doylestown, PA and Resource Bank, Virginia Beach, VA.

The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA, and Fulton Insurance Services Group Inc., Lancaster, PA.

Residential mortgage lending is offered through Fulton Mortgage Company and through Resource Mortgage.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

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2004